Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Investor Relations Manager (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Reports 10.7%

Increase in FFO Per Share for Second Quarter 2007

- Increased quarterly cash dividend by 5.1% to $0.205 per share -

Highlights

•	Funds From Operations (FFO) was $0.31 per diluted share for the second quarter of 2007, a 10.7% increase over same period in the prior year
•	Total revenue for the second quarter was $35.8 million, an increase of 15.8% over the same period in the prior year
•	Construction in progress reached $200 million
•	Retail operating portfolio percent leased increased to 95.7 percent
•	Estero Town Commons development near Naples, Florida was completed

Indianapolis, Ind., August 8, 2007 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its second quarter ended June 30, 2007. Financial statements and exhibits attached to this release include results for the three and six months ended June 30, 2007 and 2006.

Financial and Operating Results

For the three months ended June 30, 2007, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $11.7 million, or $0.31 per diluted share, for the Kite Portfolio compared to $10.3 million, or $0.28 per diluted share, for the Kite Portfolio for the same period in the prior year. FFO per diluted share for the second quarter of 2007 increased 10.7% over the same period in the prior year. The Company’s allocable share of FFO was $9.1 million for the three months ended June 30, 2007 compared with the Company’s allocable share of $8.0 million for the same period in 2006.

For the six months ended June 30, 2007, FFO was $22.5 million, or $0.60 per diluted share for the Kite Portfolio compared to $20.1 million, or $0.54 per diluted share, for the Kite Portfolio for the same period in the prior year. FFO per diluted share for the first half of 2007 increased 11.1% over the same period in the prior year. The Company’s allocable share of FFO was $17.5 million for the six months ended June 30, 2007 compared with the Company’s allocable share of $15.5 million for the same period in 2006.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the second quarter of 2007 increased 15.8% to $35.8 million from $30.9 million for the same period in 2006. The Company’s net income for the second quarter of 2007 was $2.7 million, compared to $1.5 million for the second quarter of 2006.

The Company’s total revenue for the first six months of 2007 increased 11.6% to $66.3 million from $59.4 million for the same period in 2006. The Company’s net income for the first half of 2007 was $4.4 million, compared to $3.3 million for the same period in 2006.

“In the second quarter, our core operations remained strong and we made good progress on the projects in our development and redevelopment pipelines,” said John A. Kite, the Company's President and Chief Executive Officer. “The Target store at our Tarpon Springs Plaza development property recently opened and we are on track to deliver the remaining tenant spaces this year. Our redevelopment of Glendale Town Center is proceeding as planned with the commencement of construction on the Target and the first phase of new retail space. In addition to our current and shadow development pipelines, we are working on significant new projects, such as the Eddy Street Commons mixed-use development at the front door of the University of Notre Dame.”

Operating Portfolio

As of June 30, 2007, the Company owned interests in 48 retail operating properties totaling approximately 7.0 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 95.7% leased as of June 30, 2007, compared to 95.2% leased as of the end of the prior quarter. In addition, the Company owned four commercial operating properties totaling 562,652 square feet and an associated parking garage. As of June 30, 2007, the owned net rentable area of the commercial operating portfolio was 92.5% leased, compared to 91.5% as of the end of the first quarter of 2007.

Development Activities

During the second quarter, the Company completed Estero Town Commons, located near Naples, Florida. Anchored by Lowe’s Home Improvement, this 206,600 square foot property includes the Lowe’s ground lease, 25,600 square feet of shop space and five outparcels.

As of June 30, 2007, the Company owned interests in 10 retail properties in the current development pipeline that are expected to total approximately 1.5 million square feet. Approximately 643,000 square feet are anticipated to be owned directly by the Company or through joint ventures. The remaining square footage will be owned by anchor tenants upon completion of the developments. The total estimated cost of these projects is $183 million, of which approximately $133 million had been incurred as of June 30, 2007. Approximately 69% of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations. The decrease in this percentage compared to the first quarter is a result of the transfer of Estero Town Common to the operating portfolio.

Construction is nearly complete on Tarpon Springs Plaza, a 276,000 square foot community shopping center in Naples, Florida. The non-owned Target anchor opened in late July and the Company anticipates delivering the remaining tenant spaces in the second half of 2007. This property is 100% leased excluding an additional 10,000 square feet of proposed small shops that were added due to the tenant demand at the location.

Redevelopment Activities

During the second quarter, the Company commenced the redevelopment of Glendale Town Center with demolition and construction activities and the sale of 10.5 acres to Target Corporation. The redevelopment is expected to include new small shop and professional office space, as well as two new outparcels. The Company has entered into a lease with Panera Bread for one of the outlots.

Upon completion, Glendale Town Center is anticipated to total 685,000 square feet and will be anchored by Target, an existing 237,000 square foot Macy’s (owned), and an existing 135,000 square foot Lowe’s (non-owned). Target is expected to open in the summer of 2008. The Company anticipates that its investment in the redevelopment, net of third party contributions, will be approximately $15 million.

In addition, the Company leased one-half of the former Winn-Dixie space at Shops at Eagle Creek in Naples, Florida to Staples. The Company anticipates rent commencement by the end of the year. A renovation of the exterior of the shopping center is also underway.

Leasing Activities

During the second quarter of 2007, the Company executed 38 new and renewal leases for 290,600 square feet of GLA for our development and operating properties. In August 2007, the Company executed the previously disclosed lease with the Indiana Supreme Court for approximately 71,000 square feet in the Company’s 30 South Meridian building.

Other Events

On August 1, 2007, interest rate swaps with notional amounts totaling $50 million expired. On this date, the Company entered into a new $50 million hedge against the revolving credit facility with a fixed rate of 6.322% expiring in February 2011.

On April 13, 2007, the Company was added to the S&P 600 SmallCap index. The Company was also added to the MSCI US REIT Index (RMZ) as of May 31, 2007.

Distributions

On May 7, 2007, the Board of Trustees declared a quarterly cash distribution of $0.195 per common share for the quarter ended June 30, 2007 to shareholders of record as of July 6, 2007. This distribution was paid on July 18, 2007.

On August 7, 2007, the Board of Trustees declared a quarterly cash distribution of $0.205 per common share for the quarter ended September 30, 2007 to shareholders of record as of October 4, 2007. On an annualized basis, this is the equivalent of $0.82 per common share, and represents a 5.1 percent increase over the annualized distribution rate of $0.78 per common share based on the Company's previous quarterly distribution. This distribution will be paid on or about October 16, 2007.

Earnings Guidance

The Company is reaffirming its earnings and FFO guidance, which it previously provided in its December 14, 2006 press release, for the fiscal year ending December 31, 2007 in the range of $1.24 to $1.30 per diluted share. Following is a reconciliation of the calculation of net income per share to FFO per share:

	Low	High

Diluted net income per share	$0.33	$0.37
Limited Partners’ interests in Operating Partnership	0.09	0.11
Depreciation and amortization of consolidated entities	0.81	0.81
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per share	$1.24	$1.30

Earnings Conference Call

The Company’s management will host a conference call on Thursday, August 9, 2007 at 11:00 a.m. EDT to discuss financial results for the quarter and six months ended June 30, 2007. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (866) 271-5140 for domestic callers and (617) 213-8893 for international callers (passcode 23175308). In addition, a telephonic replay of the call will be available until October 9, 2007. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 57436051).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2007 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006

Assets:
Investment properties, at cost:
Land	$197,050,926	$190,886,884
Land held for development	28,014,081	21,687,309
Buildings and improvements	584,274,185	582,715,399
Furniture, equipment and other	4,363,542	5,492,726
Construction in progress	200,552,821	155,569,117

	1,014,255,555	956,351,435
Less: accumulated depreciation	(72,982,966)	(63,726,825)

	941,272,589	892,624,610
Cash and cash equivalents	14,363,844	23,952,594
Tenant receivables, including accrued straight-line rent of $5,282,141 and $4.774.063, respectively, net of allowance for uncollectible accounts	13,929,143	15,215,858
Other receivables	11,899,493	18,247,435
Investments in unconsolidated entities, at equity	1,120,907	1,174,371
Escrow deposits	10,207,454	8,604,580
Deferred costs, net	22,404,043	17,532,939
Prepaid and other assets	3,969,316	5,808,926

Total Assets	$1,019,166,789	$983,161,313

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$608,156,441	$566,975,980
Accounts payable and accrued expenses	35,021,871	33,007,119
Deferred revenue and other liabilities	30,700,111	30,156,299
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	134,660	—
Minority interest	4,421,944	4,295,723

Total Liabilities	678,435,027	634,435,121
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	76,664,646	78,812,120
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized, 28,913,205 shares and 28,842,831 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	289,132	288,428
Additional paid in capital and other	292,131,998	291,159,647
Accumulated other comprehensive income	337,501	297,540
Accumulated deficit	(28,691,515)	(21,831,543)

Total Shareholders’ Equity	264,067,116	269,914,072

Total Liabilities and Shareholders’ Equity	$1,019,166,789	$983,161,313

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three and Six Months Ended June 30

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Revenue:
Minimum rent	$18,606,598	$16,509,839	$35,948,800	$32,244,511
Tenant reimbursements	4,662,010	4,417,611	9,340,724	8,113,484
Other property related revenue	2,286,084	944,966	4,738,019	1,996,667
Construction and service fee revenue	10,176,315	9,036,996	16,046,868	16,933,932
Other income, net	90,052	31,312	199,595	85,188

Total revenue	35,821,059	30,940,724	66,274,006	59,373,782
Expenses:
Property operating	3,519,356	3,274,984	7,609,579	6,309,158
Real estate taxes	3,077,480	3,122,720	5,715,545	5,629,634
Cost of construction and services	9,521,852	7,899,325	14,587,226	15,084,689
General, administrative, and other	1,628,848	1,601,176	3,055,924	2,944,713
Depreciation and amortization	8,133,718	7,842,914	16,882,921	15,365,149

Total expenses	25,881,254	23,741,119	47,851,195	45,333,343

Operating income	9,939,805	7,199,605	18,422,811	14,040,439
Interest expense	(6,229,359)	(4,615,175)	(12,412,677)	(9,185,167)
Loss on sale of asset	—	(764,008)	—	(764,008)
Income tax (expense) benefit of taxable REIT subsidiary	(7,991)	150,303	(262,606)	137,016
Minority interest in income of consolidated subsidiaries	(247,465)	(37,986)	(249,221)	(75,510)
Equity in earnings of unconsolidated entities	99,579	61,749	169,875	149,722
Limited Partners’ interests in the Operating Partnership	(788,442)	(454,117)	(1,264,005)	(989,574)

Net income	$2,766,127	$1,540,371	$4,404,177	$3,312,918

Income per common share – basic	$0.10	$0.05	$0.15	$0.12

Income per common share – diluted	$0.09	$0.05	$0.15	$0.12

Weighted average Common Shares outstanding - basic	28,892,920	28,690,680	28,876,135	28,631,389

Weighted average Common Shares outstanding - diluted	29,219,227	28,802,913	29,197,925	28,753,591

Dividends declared per common share	$0.1950	$0.1875	$0.3900	$0.3750

Kite Realty Group Trust

Funds From Operations

For the Three and Six Months Ended June 30, 2007 and 2006

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Net income	$2,766,127	$1,540,371	$4,404,177	$3,312,918
Loss on sale of asset, net of tax	—	458,405	—	458,405
Add Limited Partners’ interests in income	788,442	454,117	1,264,005	989,574
Add depreciation and amortization of consolidated entities, net of minority interest	8,011,344	7,750,309	16,647,218	15,179,002
Add depreciation and amortization of unconsolidated entities	100,762	99,651	201,964	201,670

Funds From Operations of the Kite Portfolio[1]	11,666,675	10,302,853	22,517,364	20,141,569
Deduct Limited Partners’ interests in Funds From Operations	(2,590,819)	(2,351,423)	(5,021,372)	(4,623,375)

Funds From Operations allocable to the Company[1]	$9,075,856	$7,951,430	$17,495,992	$15,518,194

Basic FFO per share of the Kite Portfolio	$0.31	$0.28	$0.60	$0.54

Diluted FFO per share of the Kite Portfolio	$0.31	$0.28	$0.60	$0.54

Basic weighted average Common Shares outstanding	28,892,920	28,690,680	28,876,135	28,631,389

Diluted weighted average Common Shares outstanding	29,219,227	28,802,913	29,197,925	28,753,591

Basic weighted average Common Shares and Units outstanding	37,292,535	37,205,848	37,275,866	37,198,019

Diluted weighted average Common Shares and Units outstanding	37,618,842	37,318,081	37,597,656	37,320,221

____________________
1

“Funds From Operations of the Kite Portfolio” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the Limited Partners’ diluted weighted average interest in the Operating Partnership.